Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
For Immediate Release
Wednesday, August 2, 2006
NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2006 RESULTS
     Cleveland, Ohio, August 2, 2006 — NACCO Industries, Inc. (NYSE:NC) today announced net income for the second quarter of 2006 of $4.7 million, or $0.57 per share, compared with net income for the second quarter of 2005 of $11.3 million, or $1.37 per share. Revenues for the second quarter of 2006 were $796.9 million compared with revenues of $778.5 million for the second quarter of 2005.
     During the second quarter of 2006, the Company’s NACCO Materials Handling Group (“NMHG”) subsidiary redeemed its $250.0 million 10% Senior Notes (the “Senior Notes”) due 2009, which resulted in a charge to earnings for the early retirement of debt of approximately $17.6 million, or $10.7 million after a tax benefit of $6.9 million, for the redemption premium and write-off of the remaining unamortized original bond issue discount and deferred financing fees related to the Senior Notes.
     Net income for the six months ended June 30, 2006 was $17.4 million, or $2.11 per share. This compared with net income of $16.5 million, or $2.01 per share, for the first six months of 2005.
     Additionally, as previously announced, the Company plans to spin-off its Hamilton Beach/Proctor-Silex business to the Company’s stockholders and, immediately after the spin-off, Applica Incorporated will merge with and into Hamilton Beach/Proctor-Silex. It is the Company’s objective to complete this transaction by the end of the third quarter of 2006, subject to required regulatory approvals and approval of the merger by Applica’s shareholders.
Discussion of Results
NMHG Wholesale
     NMHG Wholesale reported a net loss of $2.0 million on revenues of $581.4 million for the second quarter of 2006 compared with net income of $8.9 million on revenues of $574.6 million for the second quarter of 2005. Second-quarter 2006 results include a $17.6 million charge, or $10.7 million after a tax benefit of $6.9 million, for the early retirement of the company’s Senior Notes.
     Revenues increased in the second quarter of 2006 compared with the second quarter of 2005 primarily as a result of increased unit volume and a favorable shift in sales mix to higher-priced lift trucks, primarily in the Americas, as well as the effect of price increases implemented during 2005. These improvements were partially offset by unfavorable foreign currency movements in Europe and Asia-Pacific. Second-quarter 2006 shipments increased to 22,175 units from shipments of 21,997 in the second quarter of 2005. NMHG Wholesale’s worldwide backlog was approximately 25,900 units at June 30, 2006 compared with approximately 23,900 units at June 30, 2005 and approximately 23,600 units at March 31, 2006.
     Net income decreased compared with the prior year second quarter primarily as a result of a modest reduction in gross profit and the $17.6 million charge for the early retirement of NMHG’s Senior

Notes, partially offset by lower selling, general and administrative expenses and lower interest expense. Gross profit decreased as a result of higher initial costs on newly introduced products. Also affecting gross profit was a return to normal manufacturing efficiency levels in Europe compared with the prior year when manufacturing efficiency was more favorable as a result of higher manufacturing throughput due to the building of inventory in the second quarter of 2005 in anticipation of the rearrangement of production lines in Europe as NMHG shifted to the production of new products during the third quarter of 2005. More than offsetting the gross profit decrease were improvements in selling, general and administrative expenses as a result of a favorable product liability adjustment in the Americas during the second quarter of 2006 of $8.2 million. The product liability adjustment was the result of a reduction in the estimate of the number of claims that have been incurred but not reported and the average cost per claim due to more favorable claim experience than previously estimated. This improvement in selling, general and administrative expenses was partially offset by higher employee-related expenses, and unfavorable foreign currency movements, net of the effects of hedging, due to higher costs from the strengthening of the U.S. dollar against the British pound sterling and the effect of the weakening of the U.S. dollar against the Brazilian real.
     For the six months ended June 30, 2006, NMHG Wholesale reported net income of $8.0 million on revenues of $1.2 billion compared with net income of $11.7 million on revenues of $1.1 billion for the first six months of 2005.
NMHG Wholesale — Outlook
     For the remainder of 2006, the company expects strong lift truck markets in Europe and Asia-Pacific and moderate year-over-year increases in the Americas. With these market prospects and the successful launch in 2005 of the 1 to 3 ton series, the highest volume portion of the newly designed 1 to 8 ton internal combustion engine (“ICE”) lift truck line, NMHG Wholesale anticipates that unit booking and shipment levels in the last half of 2006 will be substantially higher than in the second half of 2005. However, shipments of the newly designed 4 to 8 ton ICE lift truck series, which are expected to be introduced during the remainder of 2006 and early 2007, will be at controlled rates to accommodate the phase-in of these products.
     Previously implemented improvement programs are expected to deliver significant benefits in the last half of 2006. The company’s newly designed 1 to 3 ton ICE series, launched in 2005, is expected to continue to affect results positively during the remainder of 2006 and further benefits are expected to be realized in 2007 and 2008 with the introduction of the 4 to 5 ton series in the second half of 2006 and the 6 to 8 ton series in early 2007. The effects of the new product introductions, product cost and expense reduction efforts already implemented or underway, and increased efficiencies in the Americas attributable to the completion of the restructuring and rearrangement of assembly lines are expected to be increasingly positive and provide significant profitability improvements in the last half of 2006. In addition, NMHG Wholesale’s manufacturing restructuring activities are approaching maturity and are expected to require less expense than in prior years. The previously noted benefits are expected to be partially offset by one-time product development and related introduction costs, and start-up manufacturing inefficiencies in 2006 related to the new lift truck series to be launched, as well as costs attributable to the remaining portion of the previously announced Irvine manufacturing restructuring program and production line movements, which will take place in the last half of 2006.
     Price increases implemented in the current quarter and prior periods are expected to continue to offset the effect of anticipated higher material costs in 2006. While these pricing actions taken in prior periods are expected to have a significant impact on margin recovery in 2006, full recovery of the accumulated material cost increases incurred since the end of 2003 is not anticipated until 2007. Although steel cost increases have stabilized over the past few quarters, higher energy prices and increases in other commodities, such as lead, could result in further increases in the costs of components and materials and higher fuel costs could continue to raise shipping costs. Accordingly, the company will continue to monitor economic conditions and their resulting effects on costs, and evaluate the need for, and potential outcome resulting from, future price increases. In addition, the company continues to work actively to shift the sourcing of components from high cost British pound sterling and euro countries to low cost areas. This will become particularly important in 2007, when a number of currently favorable currency hedge contracts will have expired, leaving a smaller proportion of British pound sterling and euro purchases hedged against the U.S. dollar than in 2006.
     Overall, NMHG Wholesale’s investment in long-term programs, particularly its significant new product development and manufacturing programs, are expected to positively affect results during the second half of 2006 and in 2007 and 2008, but adverse currency could moderate the effect of these improvements.
NMHG Retail
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the second quarter of 2006 of $3.4 million compared with a net loss of $1.4 million for the second quarter of 2005.
     Revenues decreased to $40.6 million for the quarter ended June 30, 2006 from $43.5 million for the quarter ended June 30, 2005. This decrease was primarily the result of the sale of a retail dealership in Europe during the second quarter of 2005 and another retail dealership in Europe during the first quarter of 2006, and unfavorable foreign currency movements due to the strengthening of the U.S. dollar. This decrease was partially offset by an increase in new and used unit volumes in Europe, excluding sold dealerships, an increase in new unit volumes in Asia-Pacific and a decrease in the required intercompany revenue elimination as a result of fewer intercompany sales transactions.
     The increase in NMHG Retail’s second quarter 2006 net loss compared with the 2005 second quarter was primarily attributable to increased expense in 2006 for obsolete inventory in Asia-Pacific, an increase in operating expenses in Asia-Pacific, and the gain on the sale of a European retail dealership in the second quarter of 2005.
     For the six months ended June 30, 2006, NMHG Retail had a net loss of $2.0 million on revenues of $86.6 million compared with a net loss of $3.9 million on revenues of $91.2 million for the first six months of 2005.
NMHG Retail — Outlook
     NMHG Retail expects its existing programs, as well as other programs being put in place, to enhance the performance of its wholly owned dealerships, although the full benefit will not be achieved until future years. These programs were put in place in order to meet longer-term strategic objectives, which include achieving at least break-even results while building market position.
NACCO Housewares Group
     NACCO Housewares Group, which includes NACCO’s Hamilton Beach/Proctor-Silex and Kitchen Collection subsidiaries, reported net income of $1.6 million for the second quarter of 2006 on revenues of $135.7 million compared with net income of $1.6 million for the second quarter of 2005 on revenues of $132.4 million.
     Revenues at both Hamilton Beach/Proctor-Silex and Kitchen Collection increased in the second quarter of 2006 compared with the second quarter of 2005. Revenues at Hamilton Beach/Proctor-Silex increased to $113.6 million in 2006 from $111.3 million in 2005 primarily as a result of sales of higher-

priced products in the U.S. consumer and international markets, driven by increased product placements at its customers’ retail stores. These increases were partially offset by a decrease in unit volumes in 2006 compared with 2005.
     Kitchen Collection revenues increased moderately to $23.2 million in 2006 from $22.1 million in 2005 due to an increase in the number of stores and increased sales at comparable stores in the second quarter of 2006 compared with the same period in 2005. This improvement was the result of higher average sales transactions and an increase in the number of transactions. The number of Kitchen Collection stores increased to 197 stores at June 30, 2006 from 191 stores at June 30, 2005.
     NACCO Housewares Group’s second quarter 2006 net income was comparable to the 2005 second quarter net income. Hamilton Beach/Proctor-Silex reported net income of $2.7 million in the second quarter of 2006 compared with net income of $2.8 million in 2005. This change was offset by a moderate reduction in Kitchen Collection’s net loss. The slight decrease at Hamilton Beach/Proctor-Silex was primarily attributable to increased advertising expenses in the second quarter of 2006 supporting a new marketing campaign and an increase in other expense, primarily from unfavorable foreign currency movements due to the strengthening of the U.S. dollar in the second quarter of 2006, partially offset by the increase in revenue. Kitchen Collection’s net loss of $1.0 million in 2006 was slightly lower than the net loss of $1.1 million in 2005, primarily as a result of sales at new stores and increased sales at comparable stores due to the favorable effect of adjustments made to its product offerings and merchandising approach.
     For the six months ended June 30, 2006, NACCO Housewares Group reported net income of $0.4 million on revenues of $253.6 million compared with net income of $0.5 million on revenues of $247.2 million for the first six months of 2005.
NACCO Housewares Group — Outlook
     As previously announced, NACCO plans to spin-off its Hamilton Beach/Proctor-Silex business to the Company’s stockholders and, immediately after the spin-off, Applica Incorporated will merge with and into Hamilton Beach/Proctor-Silex. It is NACCO’s objective to complete this transaction by the end of the third quarter of 2006, subject to required regulatory approvals and approval of the merger by Applica’s stockholders.
     NACCO Housewares Group is moderately optimistic that markets for its consumer goods will strengthen in 2006 compared with prior years. However, current economic conditions affecting consumers, such as increased energy and gasoline costs and rising interest rates, could unfavorably affect retail sales of Hamilton Beach/Proctor-Silex products in the second half of 2006 and result in reduced customer visits at Kitchen Collection stores.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to help Hamilton Beach/Proctor-Silex strengthen its market positions. Through its ongoing focus on innovation, Hamilton Beach/Proctor-Silex has a strong assortment of new products planned for 2006 and 2007. The new products planned for 2006, as well as those introduced in 2005, are anticipated to generate additional product placements at retailers, resulting in increased revenues and operating profit. However, volume prospects are difficult to predict because current and new products are dependent on the consumers’ need for, and acceptance of, the company’s products, as well as the availability of retail shelf space.
     Hamilton Beach/Proctor-Silex expects pricing pressure in the remainder of 2006 from suppliers due to increased commodity costs for resins, copper and aluminum. Additionally, Hamilton Beach/Proctor-Silex expects transportation costs in the second half of the year to be higher compared with the same period in 2005 as a result of higher fuel prices. Hamilton Beach/Proctor-Silex will work to mitigate these increased costs through price increases, where justified, as well as through programs initiated in prior years to enhance product offerings and reduce costs.

     Hamilton Beach/Proctor-Silex implemented manufacturing restructuring programs in 2004 and 2005 which are designed to reduce operating costs and improve manufacturing efficiencies. These programs, along with increased sourcing of products from China, are expected to provide continued improvements to the company’s operating results over time. The restructuring programs are expected to be largely completed during the third quarter of 2006. These programs and others initiated by Hamilton Beach/Proctor-Silex are expected to continue to improve results in the last half of 2006 and 2007, but are likely to be partially offset in 2006 by additional costs necessary to complete these programs.
     Kitchen Collection expects modest increases in sales and improvements in operations in the last half of 2006 stemming from the effects of an adjustment in its merchandising approach, new product offerings and key programs already in place. However, results are not expected to reach the peak levels of 2002 and 2003 until economic conditions improve, which may lead to increased customer visits to factory outlet malls.
     Longer term, Kitchen Collection expects to continue programs to enhance its merchandise mix, store displays and appearance and optimize store selling space. It also expects to continue to close non-performing stores, prudently open new stores, increase internet sales volumes, expand offerings of private label lines, including Hamilton Beach® and Proctor Silex®-branded non-electric products, and develop new store formats, including an enclosed mall format, while maintaining disciplined cost control.
North American Coal
     North American Coal’s net income for the second quarter of 2006 was $9.9 million on revenues of $39.2 million compared with net income of $3.2 million for the second quarter of 2005 on revenues of $28.0 million.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the second quarter of 2006 compared with the second quarter of 2005.

	2006	2005
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	2.0	1.8
Unconsolidated mines	6.5	6.0

Total lignite coal deliveries	8.5	7.8

Limerock deliveries (cubic yards)	10.5	4.9

     Revenues increased as a result of increases at both the consolidated mining operations and the limerock dragline mining operations. The increased revenue at the consolidated mining operations is primarily the result of an amended contract at the San Miguel Lignite Mining Operations that was signed in the second quarter of 2006 but was effective as of January 1, 2006, resulting in a one-time cumulative adjustment during the second quarter of 2006. In addition, the amended contract improved 2006 second-quarter revenues by $3.1 million compared with the second quarter of 2005. Revenue also improved at the Red River Mining Company from increased production and sales to an additional customer. The increase in revenues at the limerock dragline mining operations was from increased deliveries as a result of the start-up of three new limerock dragline operations in the second half of 2005.
     The increase in net income for the 2006 second quarter compared with the 2005 second quarter was primarily the result of a $5.0 million increase in San Miguel Lignite Mining Operations’ operating profit as a result of a recently signed contract amendment that was retroactive to January 1, 2006. The retroactive adjustment under the amended contract for the first quarter of 2006 recognized in the second quarter of 2006 was $3.0 million. The remaining $2.0 million improvement was for the second quarter 2006 results under the amended contract compared with the second quarter of 2005. Also contributing to the increase in net income were reduced expenses at the limerock dragline mining operations as a result of several operations maturing beyond the start-up phase and reaching steady production levels, and reduced operating expenses at the Mississippi Lignite Mining Company as a result of improved productivity in the second quarter of 2006 compared with the prior year quarter. These increases were partially offset by an increase in the effective income tax rate for 2006 compared with 2005.
     For the six months ended June 30, 2006, North American Coal’s net income was $13.6 million on revenues of $72.9 million compared with net income of $7.5 million on revenues of $57.1 million for the first six months of 2005.
North American Coal — Outlook
     North American Coal expects normal levels of lignite coal deliveries in the last half of 2006, absent any unanticipated customer power plant outages. The programs implemented by North American Coal to increase efficiencies and reduce costs are expected to have a considerable impact in the remainder of 2006, with further improvement realized in 2007. These improvements are particularly the result of more favorable operating conditions at the Mississippi Lignite Mining Company and an expected significant improvement in operations at the San Miguel Lignite Mining Operations as a result of the recently signed contract amendment. In addition, anticipated contract escalation is expected to continue to recover an increasing amount of commodity costs for diesel fuel, tires and steel at all consolidated mining operations.
     Deliveries from the limerock dragline mining operations are expected to continue to increase in 2006 as a result of the commencement of new operations in 2005. These new limerock dragline mining operations are expected to have a significant impact on 2006 earnings as compared with 2005. However, deliveries and operating results in the long term could potentially be reduced as a result of a federal court decision affecting customers’ mining permits in South Florida. North American Coal believes that its customers intend to vigorously challenge and appeal this ruling.
     Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal liquefaction, coal gasification and other clean coal technologies, given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities.
NACCO and Other
     NACCO and Other, which include the parent company operations and Bellaire Corporation, a wholly owned non-operating subsidiary, reported a net loss of $1.4 million for the second quarter of 2006 compared with a net loss of $1.0 million for the second quarter of 2005. For the six months ended June 30, 2006, NACCO and Other reported a net loss of $2.6 million compared with net income of $0.7 million for the first six months of 2005.
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     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 3, 2006, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 901-5231 (Toll Free) or (617) 786-2961 (International), Passcode: 76126959, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 10, 2006. The online archive of the broadcast will be available on the NACCO Industries website.
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     NACCO Housewares Group: (1) the ability to obtain governmental approvals of the proposed spin-off of Hamilton Beach/Proctor-Silex and merger with Applica on the proposed terms and schedule, (2) the failure to obtain approval of the merger from Applica stockholders, (3) disruption from the spin-off of Hamilton Beach/Proctor-Silex and merger with Applica making it more difficult to maintain relationships with customers, employees or suppliers, (4) the failure to obtain New York Stock Exchange approval for the listing of Hamilton Beach, Inc.’s Class A common stock, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (8) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (9) changes in suppliers, (10) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (11) product liability, regulatory actions or other litigation, warranty claims or returns of products, (12) customer acceptance of, changes in costs of, or delays in the development of new products, (13) delays in or increased costs of restructuring programs (14) increased competition, including consolidation within the industry, and (15) gasoline prices, weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores; as well as other risk and uncertainties detailed from time to time in NACCO’s and Applica’s respective Securities and Exchange Commission filings.

     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
     Investors and security holders are urged to read the registration statement on Form S-4 and the proxy statement/prospectus/information statement included within the registration statement on Form S-4 when it becomes available and any other relevant documents to be filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed spin-off of Hamilton Beach/Proctor-Silex and merger with Applica Incorporated because they will contain important information about HB-PS Holding Company, Inc. (“Hamilton Beach/Proctor-Silex”), Applica Incorporated and NACCO Industries, Inc. and the proposed transaction.
     Investors and security holders may obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC by Applica Incorporated may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com. The documents filed with the SEC by Hamilton Beach/Proctor-Silex may be obtained free of charge by directing such requests to Hamilton Beach/Proctor-Silex, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Investor Relations ((804) 527-7166), or from Hamilton Beach/Proctor-Silex’s website at www.hamiltonbeach.com. The documents filed with the SEC by NACCO Industries, Inc. may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations ((440) 449-9669), or from NACCO Industries, Inc.’s website at www.nacco.com.
     Applica Incorporated, Hamilton Beach/Proctor-Silex and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Applica Incorporated stockholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the registration statement on Form S-4 and proxy statement/prospectus/information statement included within the registration statement on Form S-4. In addition, information about Applica Incorporated’s directors, executive officers and members of management is contained in Applica Incorporated’s most recent proxy statement, which is available on Applica Incorporated’s website and at www.sec.gov. Additional information regarding the interests of such potential participants will be included in the registration statement on Form S-4, the proxy statement/prospectus/information statement contained therein and other relevant documents filed with the SEC.
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster and Yale brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.

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FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	(In millions, except per share data)

Total revenues	$796.9	$778.5	$1,567.3	$1,506.3

Gross profit	$130.1	$124.7	$251.5	$235.3

Earnings of unconsolidated project mining subsidiaries	$9.1	$7.7	$18.0	$16.1

Operating profit	$33.8	$25.5	$58.9	$37.7
Loss on extinguishment of debt	(17.6)	—	(17.6)	—
Other income (expense)	(9.2)	(10.1)	(19.1)	(19.1)

Income before income taxes and minority interest	7.0	15.4	22.2	18.6
Income tax provision	2.4	4.1	5.4	2.2

Income before minority interest	4.6	11.3	16.8	16.4
Minority interest income	0.1	—	0.6	0.1

Net income	$4.7	$11.3	$17.4	$16.5

Basic and diluted earnings per share	$0.57	$1.37	$2.11	$2.01

Cash dividends per share	$0.4800	$0.4650	$0.9450	$0.9175

Basic average shares outstanding	8.236	8.224	8.232	8.221
Diluted average shares outstanding	8.240	8.224	8.236	8.223
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
	(In millions)

Revenues
NACCO Materials Handling Group Wholesale	$581.4	$574.6	$1,154.2	$1,110.8
NACCO Materials Handling Group Retail (incl. elims.)	40.6	43.5	86.6	91.2

NACCO Materials Handling Group	622.0	618.1	1,240.8	1,202.0
NACCO Housewares Group	135.7	132.4	253.6	247.2
North American Coal	39.2	28.0	72.9	57.1
NACCO and Other	—	—	—	—

	796.9	778.5	1,567.3	1,506.3
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.5	6.8	14.8	13.7
NACCO Materials Handling Group Retail (incl. elims.)	2.7	3.3	5.1	7.2

NACCO Materials Handling Group	10.2	10.1	19.9	20.9
NACCO Housewares Group	1.6	1.7	3.3	3.6
North American Coal	3.3	3.3	6.6	6.7
NACCO and Other	—	0.1	0.1	0.1

	15.1	15.2	29.9	31.3
Operating profit (loss)
NACCO Materials Handling Group Wholesale	19.6	17.1	38.3	26.0
NACCO Materials Handling Group Retail (incl. elims.)	(4.1)	—	(2.3)	(2.8)

NACCO Materials Handling Group	15.5	17.1	36.0	23.2
NACCO Housewares Group	4.9	3.5	4.6	2.8
North American Coal	13.9	5.4	20.2	12.5
NACCO and Other	(0.5)	(0.5)	(1.9)	(0.8)

	33.8	25.5	58.9	37.7
Other income (expense)
NACCO Materials Handling Group Wholesale	(22.1)	(6.3)	(27.9)	(10.9)
NACCO Materials Handling Group Retail (incl. elims.)	(1.1)	(0.9)	(2.1)	(2.1)

NACCO Materials Handling Group	(23.2)	(7.2)	(30.0)	(13.0)
NACCO Housewares Group	(2.3)	(0.9)	(3.9)	(2.0)
North American Coal	(1.9)	(2.1)	(3.8)	(4.5)
NACCO and Other	0.6	0.1	1.0	0.4

	(26.8)	(10.1)	(36.7)	(19.1)
Net income (loss)
NACCO Materials Handling Group Wholesale	(2.0)	8.9	8.0	11.7
NACCO Materials Handling Group Retail (incl. elims.)	(3.4)	(1.4)	(2.0)	(3.9)

NACCO Materials Handling Group	(5.4)	7.5	6.0	7.8
NACCO Housewares Group	1.6	1.6	0.4	0.5
North American Coal	9.9	3.2	13.6	7.5
NACCO and Other	(1.4)	(1.0)	(2.6)	0.7

	$4.7	$11.3	$17.4	$16.5

(All amounts are subject to annual audit by our independent registered public accounting firm.)